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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest reported)           AUGUST 25, 2000


                         HERITAGE PROPANE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                  1-11727                                  73-1493906
(State or other jurisdiction of             (Commission file number)                     (I.R.S. Employer
incorporation or organization)                                                          Identification No.)

            8801 SOUTH YALE AVENUE, SUITE 310, TULSA, OKLAHOMA 74137
             (Address of principal executive offices and zip code)

                                 (918) 492-7272
              (Registrant's telephone number, including area code)

ITEM 1.    Changes in Control of Registrant:

On August 10, 2000, immediately following the acquisition described in Item 2, the capital stock of Heritage Holdings, Inc. (the "General Partner"), the general partner of the Registrant, was acquired from FHS Investments, L.L.C., which is owned by James E. Bertelsmeyer and Donna C. Bertelsmeyer, as Tenants by the Entireties, H. Michael Krimbill, R. C. Mills, G. A. Darr, The Beth Elise Bertelsmeyer Snapp Trust, The Amy Rene Bertelsmeyer Trust, The John D. Capps Trust, J. Charles Sawyer, Bill W. Byrne, Robert K. Blackman, Byron Jay Cook, Blaine L. Cronn, Mark A. Darr, Larry J. Lindsey, Ray S. Parsons, Charles B. Pass, Kermit V. Jacobsen, Thomas H. Rose, C. H. Timberlake, III, Curtis L. Weishahn, William V. Cody, James C. Hamilton, II, and Jack McKeehan, by U.S. Propane, L.P. ("U.S. Propane"), pursuant to a Stock Purchase Agreement for approximately $120,000,000 and certain net worth assets. Through its ownership of the General Partner, U.S. Propane might be deemed to indirectly control the Registrant and its subsidiaries. U.S. Propane utilized the proceeds received in the transaction described in Item 2 to acquire the capital stock of the General Partner. As of August 10, 2000, U.S. Propane directly holds 372,392 Common Units of the Registrant (issued as a part of the transaction described in Item 2) and indirectly holds the 2,149,857 Common Units and 1,857,471 Subordinated Units of the Registrant owned by the General Partner. After giving effect to the future conversion of the Subordinated Units, U.S. Propane directly and indirectly holds approximately 37.7% of the total issued and outstanding Common and Subordinated Units of the Registrant.

The General Partner elected eight (8) representatives of U.S. Propane, Royston
K. Eustace, William H. Cantrell, Ware Schiefer, David J. Dzuricky, J. Patrick Reddy, Clayton H. Preble, Paul R. Shlanta and Tom S. Hawkins, Jr., and elected its President, H. Michael Krimbill, to its Board of Directors. In addition, the Registrant agreed to seek the approval of the Common Unit holders for the admission of U.S. Propane as the general partner of the Registrant.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     DATED:  August 25, 2000.
                                       HERITAGE PROPANE PARTNERS, L.P.

                                       By Heritage Holdings, Inc.
                                             (General Partner)

                                       By: /s/ H. MICHAEL KRIMBILL
                                          -------------------------------------
                                          H. Michael Krimbill
                                          President and Chief Executive Officer